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                                                                    EXHIBIT 23.2





The Board of Directors
PennCorp Financial Group:



We consent to the incorporation by reference in the registration statement (No. 333-34786) on Form S-2 of Universal American Financial Corp. of our report dated April 14, 1999, except as to Note 18 which is as of May 26, 1999, with respect to the combined balance sheets of Certain Insurance Operations of PennCorp Financial Group as of December 31, 1998 and 1997, and the related combined statements of income, changes in business equity, comprehensive income, and cash flows for each of the years in the three-year perid ended December 31, 1998, which report appears in the Proxy Statement of Universal American Financial Corp. dated July 12, 1999. We also consent to the reference of our firm under the heading "Expert" in the Form S-2.



                                                     KPMG LLP

Dallas, Texas


July 11, 2000